Exhibit 99.1 Barnes 860.583.7070 | info@bginc.com barnesgroupinc.com

BARNES ANNOUNCES APPOINTMENT OF THOMAS J. HOOK AS PRESIDENT AND CHIEF EXECUTIVE OFFICER; CEO PATRICK DEMPSEY TO BECOME EXECUTIVE VICE CHAIRMAN OF BARNES

Board Names Medical Technology CEO and Barnes Director as Company’s New Leader After Dempsey’s Nearly 10 Years as Barnes’ CEO

June 21, 2022

Bristol, Conn. — Barnes Group Inc. (NYSE: B), a global provider of highly engineered products, differentiated industrial technologies, and innovative solutions, today announced that its Board of Directors has appointed Thomas J. Hook, (59), as President and Chief Executive Officer, effective as of July 14, 2022.

Patrick J. Dempsey, who began a leave of absence on March 8, 2022 from his position as President & CEO of the Company to address health matters affecting an immediate family member, will transition to the newly created role of Executive Vice Chairman of the Company until his retirement on December 31, 2022, to help effect a smooth leadership transition. Dempsey is expected to continue serving as a member of the Company’s Board of Directors following his retirement as Executive Vice Chairman of the Company.

Julie K. Streich, whom the Company appointed on March 8, 2022 as Interim Chief Executive Officer during Dempsey’s leave of absence, will remain in that position through July 13, 2022, and will continue to serve as the Company’s Senior Vice President, Finance and Chief Financial Officer thereafter.

“Tom has over 25 years of senior leadership experience, including more than a decade as a public company CEO, and we are delighted that he will be leading Barnes into the future. He has extensive experience in the medical technology and healthcare automation sectors and proven success at the helm of companies that focus on manufacturing highly engineered, precision products and innovative technology solutions. This, combined with his in-depth understanding of our strategy and business operations, make him well-prepared and ideal to advance the Company forward. This includes seeking out new opportunities that push the boundaries of what’s possible at Barnes and position the Company for long-term profitable growth. We are thrilled to have Tom Hook leading this mission,” said Thomas O. Barnes, Chairman of the Board.

“I am excited to have the opportunity to accelerate the transformation that Patrick successfully initiated as President and CEO, and lead Barnes in pioneering a new generation of technologies that help change the world,” said Hook. “It has been inspiring to work with Patrick during my tenure as a Barnes Director for the past six years. I am honored by the confidence he and my fellow directors have expressed in me. I look forward to working closely with Patrick, the board, and our leadership team during the upcoming transition.”

123 Main Street, Bristol, CT 06010-6376

"Although we are saddened that Patrick will be retiring at the end of the year, we understand, respect and support Patrick’s decision," said Barnes. “The Board expresses its deep appreciation for Patrick’s leadership and contributions to the Company’s success for nearly the past 10 years. Thanks to Patrick’s vision, the Company embarked upon a strategy to transform our business portfolio, focusing on end markets driven by strong growth and innovation, and supporting customers in those markets with highly differentiated, next-generation products and innovative solutions.

“On behalf of the Board, I also extend my sincere thanks to Julie Streich for serving as Interim Chief Executive Officer for the past four months,” said Barnes. “We look forward to benefiting from Julie’s ongoing leadership and expertise as she continues in her role as Senior Vice President, Finance and Chief Financial Officer.”

“It truly has been a privilege to work with Tom Barnes and the other members of our Board, as well as the Senior Leadership Team and the entire Barnes team this past decade, and I am grateful for the opportunity to contribute to the Company’s future achievements in my continuing role as a director,” said Dempsey. “I am delighted to be extending my long and productive partnership with Tom Hook during the upcoming transition and upon my retirement.”

Named a Barnes Group Director in 2016, Thomas Hook serves on the Audit Committee and Corporate Governance Committee. He will step down from his current position as Chief Executive Officer and director of SaniSure, Inc., a global leader in the design and manufacturing of single-use systems and components for drug and vaccine manufacturing and other biotech applications, in July 2022. Hook also serves as a director of Q Holding Company (where he previously served as Chief Executive Officer) and NeuroNexus, Inc. He formerly served as the President and Chief Executive Officer and Chief Operating Officer of Integer (formerly Greatbatch), and previously held leadership positions at CTI Molecular Imaging and General Electric Medical Systems. His prior experience also includes service as Chairman of the Board and member of the Executive Committee of HealthNow New York, Inc., and as a director of Tactiva Therapeutics, Inc.

About Barnes
Barnes Group Inc. (NYSE: B) pioneers technologies to help change the world. Leveraging world-class manufacturing capabilities and market-leading engineering, we develop advanced processes, automation solutions and applied technologies for industries ranging from medical and personal care to mobility, packaging and aerospace. Customers benefit from our integrated hardware and software capabilities focused on improving the processing, control, service and sustainability of engineered plastics, factory automation technologies and precision components. For more information, please visit www.barnesgroupinc.com.

Forward-Looking Statements

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements address our expected future operating and financial performance and financial condition, and often contain words such as "anticipate," "believe," "expect," "plan," "estimate," "project," “continue,” “will,” “should,” and similar terms. These forward-looking statements do not constitute guarantees of future performance and are subject to a variety of risks and uncertainties that may cause actual results to differ materially from those expressed in the forward-looking statements. These risks include uncertainties relating to conditions in financial markets; future financial performance of the industries or customers that we serve; risks associated with international sales and operations; the ability to maintain adequate liquidity and financing sources; and general economic conditions affecting the industries we serve. A detailed discussion of these and other factors that may affect our future results is contained in Barnes Group Inc.’s filings with the U.S. Securities and Exchange Commission, including its most recent reports on Form 10-K, 10-Q, and 8-K. The Company assumes no obligation to update our forward-looking statements.

Category: General
Investors:
Barnes Group Inc.
William Pitts
Vice President, Investor Relations
860.583.7070

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